Exhibit 5.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398

DEL MAR HEIGHTS LAS VEGAS orange county PHOENIX SAN DIEGO SILICON VALLEY

June 21, 2021

Logiq, Inc.

85 Broad Street, 16-079

New York, NY 10004

Re: Registration Statement on Form S-3 (No. 333-248069)

Ladies and Gentlemen:

We have acted as special counsel to Logiq, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders named in the Prospectus Supplement (as defined below) of (i) 2,217,882 shares (including the Agent Shares (as defined below)) (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase 2,217,882 shares of Common Stock (including the Agent Warrants (as defined below)) (the “Warrants”) to be issued under a Warrant Indenture, dated as of June 21, 2021 (the “Warrant Indenture”), entered into between the Company and the warrant agent named therein (the “Warrant Agent”), (iii) 2,217,882 shares of such Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and (iv) 158,115 agent options (the “Agent Option”, and together with the Shares, Warrants, and Warrant Shares, the “Securities”), to be issued under an Agency Agreement, dated as of June 9, 2021 (the “Agency Agreement”), entered into between the Company and the agent named therein, where each Agent Option is exercisable for (a) one share of Common Stock (an “Agent Share”), and (b) a Warrant to purchase one share of Common Stock (an “Agent Warrant”). The resale of the Securities is being registered pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 17, 2020, which was declared effective by the Commission on August 26, 2020 (No. 333-248069) (the “Registration Statement”), a base prospectus dated August 26, 2020 (the “Base Prospectus”), and a prospectus supplement dated June 21, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”).

Logiq, Inc.

June 21, 2021

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the sale of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In rendering the opinions expressed below, we have assumed without verification (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies, and (v) that all records and other information made available to us by the Company on which we have relied are accurate and complete in all respects.

We have further assumed that the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder, and the securities or blue sky laws of the various states.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The issuance and sale of the Shares (other than the Agent Shares) have been duly authorized by all necessary corporate action of the Company, and the Shares (other than the Agent Shares) are validly issued, fully paid and non-assessable.

2.	When the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances and pursuant to the terms contemplated by the Warrants, the issuance and sale of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

3.	When the Agent Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances and pursuant to the terms contemplated by the Agent Options, the issuance and sale of the Agent Shares will have been duly authorized by all necessary corporate action of the Company, and the Agent Shares will be validly issued, fully paid and nonassessable.

We note that the Warrant Indenture and the Warrants issued in accordance therewith, and the Agency Agreement and the Agent Options issued in accordance therewith, are to be governed by the laws of the Province of Ontario, Canada, and the federal laws of Canada, and we understand that you are receiving a separate opinion of Miller Thomson LLP as to the enforceability of such agreements and instruments under the laws of the Province of Ontario, Canada, and the federal laws of Canada. In rendering the foregoing opinions, we have assumed that (i) the Warrant Indenture and the Warrants issued in accordance therewith, and the Agency Agreement and the Agent Options issued in accordance therewith, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law.

The opinions expressed herein are limited to the Delaware General Corporation Law, and we express no opinion with respect to any other laws of the State of Delaware, the laws of any other jurisdiction, or the statutes, administrative decisions, rules, regulations and requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Logiq, Inc.

June 21, 2021

This opinion is for your benefit in connection with the Registration Statement and Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

Procopio, Cory, Hargreaves & Savitch LLP